EXHIBIT A

Agreement

The undersigned hereby agree that this statement on Schedule 13D/A with respect to beneficial ownership of shares of common stock of ART Advanced Research Technologies Inc. is filed jointly, on behalf of each of them.

Dated: November 7, 2005.

Capital Technologies CDPQ inc.

By: Normand Provost
Name: Normand Provost
Title: President

By: Ève Giard
Name: Ève Giard

Title: Corporate Secretary

Caisse de dépôt et placement du Québec

By: Normand Provost
Name: Normand Provost
Title: Executive Vice-President, Private Equity,

By: Ève Giard
Name: Ève Giard
Title: Assistant Corporate Secretary